Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Bank of Granite Corporation has two wholly owned subsidiaries as follows:

	Date of	State of
Name	Incorporation	Incorporation
Bank of Granite GLL & Associates, Inc.	August 2, 1906 June 24, 1985	North Carolina North Carolina